Exhibit 5.7

February 13, 2015

Casella Waste Systems, Inc.

25 Green Hill Lane

Rutland, VT 05701

Re: 7.75% Senior Subordinated Notes Due 2019

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-200784) (the “Registration Statement”) filed by Casella Waste Systems, Inc., a Delaware corporation (the “Company”) and the guarantors listed therein (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, the Company’s 7.75% Senior Subordinated Notes due 2019 (the “Senior Subordinated Notes”) and the guarantees of the Senior Subordinated Notes by the Guarantors (the “Guarantees”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $250,000,000 as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus); and (ii) the prospectus supplement, dated February 9, 2015 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of $60,000,000 aggregate principal amount of Senior Subordinated Notes (the “Notes”). The Registration Statement was declared effective by the Commission on December 29, 2014.

The Notes are to be issued and sold by the Company pursuant to the Indenture, dated as of February 7, 2011, among the Company, the Guarantors party thereto and U.S. Bank National Association as trustee and duly qualified under the Trust Indenture Act, as amended or supplemented through the date hereof (the “Indenture”) pursuant to an underwriting agreement, dated as of February 9, 2015 (the “Underwriting Agreement”) among the Company and the several underwriters named in Schedule 1 thereto, for which Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, which will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated February 13, 2015.

We are acting as special local counsel for the Guarantors listed on Exhibit A attached hereto (the “Maine Guarantors”) in connection with the issue and sale by the Company of the Notes.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Articles of Incorporation of each Maine Guarantor that is a corporation, as certified by the office of the Secretary of State of the State of Maine (the “Secretary of State”), on November 20, 2014 (the “Articles of Incorporation”);

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(b) The Bylaws of each Maine Guarantor that is a corporation as amended to date (as so amended, the “Bylaws”);

(c) The unanimous written consent of the board of directors of each Maine Guarantor that is a corporation, dated as of January 30, 2015, relating to certain matters (the “Board Consents”);

(d) The Articles of Organization and the Certificate of Formation of each Maine Guarantor that is a limited liability company, as certified by the Secretary of State on November 20, 2014 (the “Articles of Organization”);

(e) The operating agreement of each Maine Guarantor that is a limited liability company, as amended to date (as so amended, the “Operating Agreements”);

(f) The Certificate of Limited Partnership of each Maine Guarantor that is a limited partnership, as certified by the Secretary of State on November 20, 2014 (the “Partnership Certificates”);

(g) The limited partnership agreement of each Maine Guarantor that is a limited partnership, as amended to date (as so amended, the “Partnership Agreements”);

(h) The unanimous written consent of the members of each Maine Guarantor that is a limited liability company, dated as of January 30, 2015, relating to certain matters (the “Member Consents”);

(i) The unanimous written consent of the general partner(s) of each Maine Guarantor that is a limited partnership, dated as of January 30, 2015, relating to certain matters (the “Partner Consents” and, together with the Board Consents and the Member Consents, the “Consents”);

(j) The Indenture;

(k) The Guarantees;

(l) A Certificate of Good Standing for each Maine Guarantor, dated January 27, 2015, obtained from the Secretary of State (the “Certificates”); and

(m) the Notes.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (m) above and the Certificate of Secretary of Applicable Subsidiaries relating to the Maine Guarantors and other direct or indirect subsidiaries of affiliates of Casella, dated February 13, 2015 (the “Secretary’s Certificate”). In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (m) above and the Secretary’s Certificate) that is referred to in or incorporated by reference into the Registration Statement. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

We have assumed (a) the authenticity and completeness of documents purporting to be originals (whether examined in original or copy form), the conformity to originals of documents

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purporting to be photostatic copies of originals, and the genuineness of all signatures, (b) the accuracy and completeness of all statements contained in certificates of public officials, upon which we have relied in preparing this opinion, and (c) the completeness of all corporate, limited liability company or limited partnership records of the Maine Guarantors furnished to us, but which on their face appear to be complete.

In rendering the opinions set forth herein, we have also, with your approval, assumed the accuracy and completeness of all factual representations made by the parties in the Indenture and all statements of fact made to us by the Maine Guarantors. As to certain matters of fact, we have relied solely on factual representations by the Maine Guarantors, including the Secretary’s Certificate, certifying as to the Consents, the Articles of Incorporation, the Bylaws, the Articles of Organization, the Operating Agreements, the Partnership Certificates, the Partnership Agreements and certain other matters, as specified therein, and our opinion is, therefore, as to such factual matters, based solely thereon. We have not undertaken any independent investigation to verify any matters of fact, representations or statements made to us.

This opinion is limited to the laws of the State of Maine, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal Laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Maine laws and rules, regulations and orders thereunder that are currently in effect. Without limiting in any way the right of Wilmer Cutler Pickering Hale & Dorr LLP to rely on this opinion as provided below, the opinions below are not intended to, and do not, address the enforceability as against the Maine Guarantors of any obligation contained in or arising under the Indenture or the Guarantees.

Our opinion expressed in paragraph 1 below as to the due organization, valid existence and good standing of the Maine Guarantors in the State of Maine is based solely upon the Certificates, is rendered as of the date of such Certificates, and is limited accordingly. We render no opinion as to the tax good standing of any of the Maine Guarantors in any jurisdiction.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Maine as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each Maine Guarantor has been duly organized and is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the State of Maine.

2. Each Maine Guarantor has corporate, limited liability company or limited partnership (as the case may be) power and authority to enter into and perform its obligations under the Guarantees.

3. The execution, delivery and performance of the Guarantees have been duly authorized pursuant to the Indenture by all requisite corporate, limited liability company or limited partnership (as the case may be) action and have been duly executed and delivered by each Maine Guarantor.

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4. The execution and delivery of, and each Maine Guarantor’s performance of its obligations under, the Guarantees do not conflict with or breach any Maine Guarantor’s Articles of Incorporation, Articles of Organization, Bylaws, Operating Agreement, Partnership Certificate or Partnership Agreement, as applicable, and do not violate the provisions of any law, rule, regulation or, to our knowledge, any administrative or court decree of the State of Maine.

5. No consent, authorization, approval, license, permit or other action by, and no notice to or filing with, any Maine governmental authority or judicial or regulatory body is required (or, if required, such consent, authorization, approval, license, permit, action, notice or filing has been duly made or obtained) for the due execution and delivery and performance of the obligations of each Maine Guarantor under the Guarantees or the consummation of the transactions contemplated thereby.

This opinion is subject to the following assumptions, exceptions and qualifications:

The opinions expressed and the statements made herein are expressed and made as of the time of issuance of the Guarantees on the date hereof and we assume no obligation to advise you of changes in law, fact or other circumstances (or the effect thereof on such opinions or statements) that may come to our attention after such time.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about February 13, 2015, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement dated February 6, 2015 and Prospectus Supplement under the caption “Legal Matters.”

In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is being delivered to the addressee hereof solely in connection with the transactions outlined above. Notwithstanding the foregoing, Wilmer Cutler Pickering Hale & Dorr LLP may rely upon this opinion for purposes of issuing its opinion filed as Exhibit 5.1 to the Company’s Form 8-K filed on February 13, 2015 with respect to the enforceability, legality and validity of the Guarantees.

Very truly yours,

PIERCE ATWOOD LLP

/s/ David J. Champoux
By:	A Partner

EXHIBIT A

The Maine Guarantors

• KTI Bio Fuels, Inc.	Maine corporation

• KTI Specialty Waste Services, Inc.	Maine corporation

• New England Waste Services of ME, Inc.	Maine corporation

• Pine Tree Waste, Inc.	Maine corporation

• NEWSME Landfill Operations LLC	Maine limited liability company

• Maine Energy Recovery Company, Limited Partnership	Maine limited partnership

• Casella Recycling, LLC	Maine limited liability company

• Blow Bros.	Maine corporation